NUVEEN MUNICIPAL TRUST

AMENDED AND RESTATED DESIGNATION OF SERIES OF

SHARES OF BENEFICIAL INTEREST

WHEREAS, pursuant to Section 2 of Article IV of the Declaration of Trust dated July 1, 1996 (the “Declaration”), of Nuveen Flagship Municipal Trust, as amended as of August, 28, 2000 to change the name of the Trust to Nuveen Municipal Trust, (the “Trust”), a Massachusetts business trust, the Trustees of the Trust, on July 10, 1996, established and designated certain series of Shares (as defined in the Declaration) of the Trust by the execution of an instrument establishing and designating such series and setting forth the special and relative rights of such series (the “Designation”);

WHEREAS, on October 9, 1996 the Board of Trustees of the Trust amended and restated the Designation in order to establish and designate additional series of Shares;

WHEREAS, on February 1, 1999 the Board of Trustees of the Trust added a new series to the Trust, Nuveen High Yield Municipal Bond Fund, and amended and restated the Designation;

WHEREAS, on November 4, 1999 the Board of Trustees of the Trust amended and restated the Designation in order to change the name of the series previously designated as Nuveen Municipal Bond Fund to Nuveen Intermediate Duration Municipal Bond Fund;

WHEREAS, on August 28, 2000 the Board of Trustees of the Trust amended and restated the Designation in order to change the name of certain of the series previously designated;

WHEREAS, on July 24, 2000 the Board of Trustees of the Trust approved the reorganization of the Nuveen Flagship Intermediate Municipal Bond Fund into the Nuveen Intermediate Duration Municipal Bond Fund, upon approval by the shareholders of each fund; and

WHEREAS, on October 25, 2000 shareholders approved the reorganization of the Nuveen Flagship Intermediate Municipal Bond Fund into the Nuveen Intermediate Duration Municipal Bond Fund, and the reorganization was duly consummated on October 28, 2000;

WHEREAS, on June 18, 2010, the Board of Trustees of the Trust amended and restated the Designation in order to designate one additional series of Shares, Nuveen Inflation Protected Municipal Bond Fund;

WHEREAS, on May 31, 2011 the Trustees of the Trust, amended and restated the Designation to change the name of the series designated Nuveen Insured Municipal Bond Fund to Nuveen Municipal Bond Fund;

WHEREAS, on November 14, 2011 the Board of Trustees of the Trust approved the reorganization of the Nuveen Municipal Bond Fund into the Nuveen All-American Municipal Bond Fund, upon approval by the shareholders of each fund; and

WHEREAS, on April 13, 2012 shareholders approved the reorganization of the Nuveen Municipal Bond Fund into the Nuveen All-American Municipal Bond Fund, and the reorganization was duly consummated on April 20, 2012;

WHEREAS, the Trustees of the Trust, on August 27, 2012, removed Nuveen Municipal Bond Fund as a series of the Trust;

WHEREAS, the Trustees of the Trust on November 14, 2012, amended and restated the Designation and designated one additional series of Shares, Nuveen Short Duration High Yield Municipal Bond Fund;

WHEREAS, the Trustees of the Trust on September 29, 2014 amended and restated the Designation and designated one additional series of Shares, Nuveen Municipal Opportunities Fund;

WHEREAS, the Trustees of the Trust, now desire to amend and restate the Designation in order to change the name of the series Nuveen Municipal Opportunities Fund to Nuveen Strategic Municipal Opportunities Fund;

NOW, THEREFORE, the Trustees of the Trust, effective as of the 17th day of November, 2014, do hereby amend and restate the Designation as follows:

1.	The following series of Shares (each a “Fund”) are established and designated:

Nuveen All-American Municipal Bond Fund

Nuveen High Yield Municipal Bond Fund

Nuveen Inflation Protected Municipal Bond Fund

Nuveen Intermediate Duration Municipal Bond Fund

Nuveen Limited Term Municipal Bond Fund

Nuveen Short Duration High Yield Municipal Bond Fund

Nuveen Strategic Municipal Opportunities Fund

Each of the above-referenced series of Shares (each, a “Fund”) shall have the special and relative rights described below.

2. Each Fund shall be authorized to hold cash, invest in securities, instruments and other property and use investment techniques as from time to time described in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of such Fund. Each Share of each Fund shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which Shareholders of that Fund may vote in accordance with the Declaration, shall represent a pro rata beneficial interest in the assets allocated or belonging to such Fund, and shall be entitled to receive its pro rata share of the net assets of such Fund upon liquidation of such Fund, all as provided in Article IV, Sections 2 and 5 of the Declaration. The proceeds of the sale of Shares of such Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to such Fund, unless otherwise required by law.

3. Shareholders of each Fund shall vote separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to such Fund as provided in Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rules, and by the Declaration.

4. The assets and liabilities of the Trust shall be allocated among each Fund and any other series of Shares that may be established from time to time as set forth in Article IV, Section 5 of the Declaration.

5. The designation of each Fund hereby shall not impair the power of the Trustees from time to time to designate additional series of Shares of the Trust.

6. Subject to the applicable provisions of the 1940 Act and the provisions of Article IV, Sections 2 and 5 of the Declaration, the Trustees shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of each Fund now or hereafter created, or to otherwise change the special relative rights of each Fund designated hereby without any action or consent of the Shareholders.

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 17th day of November 2014.

/s/ William Adams IV	/s/ Robert P. Bremner
William Adams IV	Robert P. Bremner
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

s/ Jack B. Evans	/s/ William C. Hunter
Jack B. Evans,	William C. Hunter,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

/s/ David J. Kundert	/s/ John K. Nelson
David J. Kundert,	John K. Nelson,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

/s/ William J. Schneider	/s/ Thomas S. Schreier, Jr.
William J. Schneider,	Thomas S. Schreier, Jr.,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

/s/ Judith M. Stockdale	/s/ Carole E. Stone
Judith M. Stockdale,	Carole E. Stone,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

/s/ Virginia L. Stringer	/s/ Terence J. Toth
Virginia L. Stringer,	Terence J. Toth,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606